PEST CONTROL World’s Best

Exhibit 99.1

Media Contact: Eddie Northen Rollins, Inc. 404.888.2242

Orkin Acquires Seven U.S. Pest Control Companies in First Quarter 2016

ATLANTA, April 7, 2016 – Atlanta-based pest control leader Orkin, a wholly-owned subsidiary of Rollins, Inc. (NYSE: ROL), completed seven U.S. acquisitions during the first quarter of 2016. The transactions reflect Orkin’s continued aggressive growth strategy, which includes acquiring residential and commercial pest control companies in key regions nationwide. Rollins announced its purchase of Murray Pest Control in Adelaide, Australia earlier in the quarter.

“These acquisitions add to our existing strong business in our primary service lines of residential, commercial, and termite operations. They all bring experienced team members, established customer relationships, and excellent customer service expertise. In this competitive acquisition market, we continue to keep strong opportunities in our pipeline, and I’m pleased these owners recognize that Orkin’s approach presents the most compelling value proposition for all constituents,” said Gene Iarocci, president Orkin North America.

Orange County Pest Control, Inc., and its sister company Riverside County Pest Control, Inc. provide residential, commercial and termite services throughout Southern California.

Independence Enterprises, Inc. dba Prime Pest Control, based in Spokane, Washington, provides pest control to residential and commercial customers in eastern Washington and northern Idaho, and has does a substantial amount of recurring commercial bed bug control business.

Orkin also acquired the Texas operation of Edge Pest Control Austin LLC, which services primarily residential customers in the greater Austin area.

The company also purchased R. P. Lee Termite and Pest Control, LLC., based in College Station, Texas, which boasts a strong mix of residential and commercial customers, including major sports facilities and universities.

The final acquisitions included the Atlanta branch of ABC Pest Control of Houston, Inc. and specific commercial accounts of Miami-based “Bugs” Burger Bug Killers, Inc.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods. The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at Orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL). Follow us on Facebook and Twitter.

2170 Piedmont Road, N.E., Atlanta, Ga. 30324 (404) 888-2000

ANOTHER ROLLINS SERVICE